                                                                    EXHIBIT 4.84

                          EQUIPMENT FACILITY AGREEMENT

THIS EQUIPMENT FACILITY AGREEMENT ("THIS AGREEMENT") is made on the 10th day of
September, 2007,

BETWEEN:

(1)  TOWER SEMICONDUCTOR LTD., a company incorporated under the laws of Israel
     (company no. 52-004199-7), whose registered office is at P.O. Box 619,
     Industrial Area, Migdal Haemek 23105, Israel ("THE BORROWER");

AND

(2)  ISRAEL CORPORATION LTD. ("TIC")

WHEREAS:       the Borrower carries on business as an independent "foundry"
               manufacturer of semiconductor integrated circuits and a provider of related design services and the Borrower wishes to purchase the Ramp-Up Equipment (as defined in Schedule 1.2) and requires financing for payment of the cost of acquisition of the Ramp-Up
               Equipment;

AND WHEREAS:   Bank Hapoalim B.M. and the Borrower are parties to an Equipment
               Facility Agreement, dated September 10, 2007 and Bank Leumi le-Israel B.M. and the Borrower are parties to an Equipment
               Facility Agreement, dated September 10, 2007 (collectively, "THE
               BANKS' EQUIPMENT FACILITY AGREEMENTS");

AND WHEREAS:   as a condition precedent to the respective obligations of the
               Banks under each of the Banks' Equipment Facility Agreements, TIC shall deliver to the Banks the irrevocable and unconditional undertaking in the form attached hereto as ANNEX A ("THE
               UNDERTAKING");

AND WHEREAS:   subject to the terms and conditions of this Agreement, including the fulfilment of the conditions precedent set out below, TIC is willing to make available to the Borrower an unsecured US Dollar credit facility, subordinate to the Banks as set forth in clause
               6A below, in order to partially finance the cost of acquisition of the Ramp-Up Equipment,

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.   INTERPRETATION

     1.1. DEFINITIONS

          In this Agreement, the following terms have the meanings given to them in this clause 1.1:

          1.1.1. "AVAILABILITY PERIOD" - means the period commencing on the
               Closing Date and ending on the Termination Date;

          1.1.2. "AVAILABLE COMMITMENT" - means the Commitment less: (a) all outstanding Equipment Facility Credits provided by TIC; (b) any such Equipment Facility Credits that have been requested and are due to be made under the Equipment Facility on or before the proposed Drawdown Date (for the removal of doubt, Equipment
               Facility Credits that have been requested in connection with
               Equipment L/Cs (as such term is defined in the Banks' Equipment
               Facility Agreements) which have expired or the Maximum Drawing
               Amount thereof has been reduced (to the extent of such reduction)
               shall not reduce the Commitment);

          1.1.3. "BANKS" - means Bank Hapoalim B.M. and Bank Leumi le-Israel
               B.M. and their permitted assigns under the Finance Documents;

                                     - 2 -

          1.1.4. "BORROWER" - means Tower Semiconductor Ltd.;

          1.1.5. "BORROWER'S ACCOUNT" - means the account designated by the
               Borrower in a Drawdown Request, into which account the
               corresponding Equipment Loan by TIC will be paid in accordance with clause 14.2 below;

          1.1.6. RESERVED;

          1.1.7. "COMMITMENT" - means the amount of US $30,000,000 thirty million United States Dollars);

          1.1.8. "DRAWDOWN DATE" - means, in respect of any Equipment Loan, the date of the making of such Equipment Loan;

          1.1.9. "DRAWDOWN REQUEST" - means a notice substantially in the form of SCHEDULE 1.1.9 hereto;

          1.1.10. "EQUIPMENT FACILITY" - means the US Dollar credit facility granted to the Borrower by TIC pursuant to clause 2.1 below;

          1.1.11. "EQUIPMENT FACILITY CREDIT" - means any Equipment Loans made to the Borrower pursuant to the Equipment Facility or, as the context requires, the principal amount of such Equipment Loans at such relevant time; provided that, the maximum aggregate amount of all Equipment Facility Credits shall not exceed US $30,000,000
               (thirty million United States Dollars);

          1.1.12. "EQUIPMENT FACILITY DEFAULT" - means any Equipment Facility
               Event of Default or any event which with the giving of notice or lapse of time, or the making of any determination hereunder, or the satisfaction of any other condition (or any combination thereof) would constitute an Equipment Facility Event of Default;

                                     - 3 -

          1.1.13. "EQUIPMENT FACILITY EVENT OF DEFAULT" - means any of the events or circumstances described in clauses 11.2-11.7
               (inclusive) below;

          1.1.14. "EQUIPMENT LOAN" - means an unsecured, subordinated (as set forth in clause 6A below) loan made or to be made by TIC under the Equipment Facility pursuant to clause 4.2 below;

          1.1.15. "EQUIPMENT LOAN MATURITY DATE" - means the earlier of:

               (a)  the Final Equipment Facility Maturity Date; and

               (b)  the Business Day immediately following the second
                    anniversary of the date on which the Equipment Loan was
                    made,

               subject, in each case, to mandatory prepayment on an earlier date pursuant to clause 6.2 below;

          1.1.16. "FACILITY AGREEMENT" - the Facility Agreement originally made on January 18, 2001, by and among the Borrower and the Banks, as amended and restated on August 24, 2006 and further amended on
               September 10, 2007;

          1.1.16A. "FEE LETTER" - means the fee letter dated the date hereof between TIC and the Borrower in the form of SCHEDULE 1.1.16A hereto;

          1.1.17. "FINAL EQUIPMENT FACILITY MATURITY DATE" - means March 31,
               2010;

                                     - 4 -

          1.1.18. "SHARE WARRANTS" - means the warrants to acquire shares of the
               Borrower to be issued by the Borrower to TIC in the form of
               SCHEDULE 1.1.18 hereto;

          1.1.19. "TERMINATION DATE" - means the Business Day immediately following the second anniversary of the Closing Date;

          1.1.20. "TIC" - means Israel Corporation Ltd.;

          1.1.21. "TIC'S ACCOUNT" - means the account designated by TIC, into which:

               (a)  all repayments and prepayments of Equipment Loans to TIC will be made; and

               (b)  all other payments to TIC under this Agreement are to be made pursuant to this Agreement.

     1.2. Unless otherwise defined in this Agreement, terms defined in SCHEDULE
          1.2 hereto are hereby incorporated by reference and shall have the same meaning and construction, MUTATIS MUTANDIS, in this Agreement.
          Notwithstanding the fact that such Schedule 1.2 includes terms from the Facility Agreement, such terms, for the purposes of this
          Agreement, shall not be affected by any amendment of the Facility
          Agreement.

     1.3. The recitals and schedules hereto form an integral part thereof.

2.   THE EQUIPMENT FACILITY

     2.1. GRANT OF EQUIPMENT FACILITY

          Subject to the closing of this Agreement including but not limited to the fulfilment of the conditions precedent set out in clause 3 below, and compliance with the further conditions set out in clause 4 below,
          TIC, relying upon each of the representations and warranties made or incorporated by reference in this Agreement, agrees to grant to the
          Borrower, for application only in accordance with clause 2.2 below and otherwise subject to the terms and conditions of this Agreement, the
          Equipment Facility in the aggregate amount of US $30,000,000 (thirty million United States Dollars), being a Dollar facility.

                                     - 5 -

     2.2. PURPOSE

          The Borrower shall apply all Equipment Facility Credits only towards the payment of the cost of acquisition of the Ramp-Up Equipment.

     2.3. NO OBLIGATION TO MONITOR

          TIC shall not be under any obligation to monitor or verify the application of any Equipment Facility Credit made pursuant to this
          Agreement. The Borrower shall promptly notify TIC of the making of any additional commitments to purchase or any other purchase orders relating to any acquisition of Ramp Up Equipment.

     2.4. TIC UNDERTAKING

          Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall in any way derogate from the obligations of TIC pursuant to the TIC Undertaking. Accordingly, and without limiting the generality of the aforegoing, TIC shall, prior to or simultaneously with the making of any Equipment Loans (as such term is defined in the
          Banks' Equipment Facility Agreements) by any Bank, provide Equipment
          Facility Credits to the Borrower in an amount equal to the aggregate amount of all Equipment Loans (as such term is defined in the Banks'
          Equipment Facility Agreements) to be provided by theBanks.

3.   CLOSING AND CONDITIONS PRECEDENT

     3.1. CLOSING

          A closing shall take place after the conditions precedent set forth in clauses 3.3 and 3.4 below have been satisfied or waived in accordance with their terms ("THE CLOSING") at the offices of Yigal Arnon & Co.,
          One Azrieli Center, Tel-Aviv, Israel, or at such other time and place as the parties shall mutually agree ("THE CLOSING DATE").

     3.2. CONDITIONS FOR CLOSING

          The obligations of TIC under this Agreement are subject to the condition that this Agreement has been closed (including the actual delivery of all executed documents necessary to be delivered at closing and the satisfaction or waiver of all other conditions precedent to Closing) by not later than December 31, 2007.

                                     - 6 -

     3.3. Each of the following documents shall be duly delivered at Closing:

          3.3.1. a copy, certified as a true copy by the external legal counsel of the Borrower, of the Certificate of Incorporation, Memorandum
               of Association and Articles of Association of the Borrower;

          3.3.2. copies of resolutions of the Board of Directors of the Borrower authorising named officers of the Borrower to execute, deliver and perform this Agreement and to give all notices and take all other action required to be given or taken by the Borrower under this Agreement;

          3.3.3. an opinion of Yigal Arnon & Co., Advocates, the Borrower's external legal counsel, addressed to TIC in the form of SCHEDULE
               3.3.3 attached hereto;

          3.3.4. executed Share Warrants in the amount and in the form of
               SCHEDULE 3.3.4 attached hereto;

          3.3.5. executed Fee Letter and payment of all fees payable to TIC thereunder;

          3.3.6. written evidence of the receipt by the Borrower of a gross amount of US $39,977,064 (thirty-nine million, nine hundred and seventy-seven thousand and sixty-four United States Dollars) from the issuance on or about June 13, 2007 of debentures (convertible and non-convertible) and warrants by way of a private placement;

          3.3.7. copies of the written confirmations received by the Borrower of the receipt of all requisite corporate and third party, including
               Israeli and foreign Governmental Body, approvals to the
               transactions contemplated by this Agreement; and

          3.3.8. an officer's certificate signed by the CEO and CFO of the
               Borrower on behalf of the Borrower indicating that all of the provisions of this clause 3.3 have been complied with in their entirety.

                                     - 7 -

     3.4. In addition to each of the documents described in clause 3.3 above to be delivered at Closing above, the closing of this Agreement shall be subject to each of the conditions to closing below:

          3.4.1. no Equipment Facility Default shall have occurred and the consummation of this Agreement shall not cause an Equipment
               Facility Default to occur;

          3.4.2. all of the Borrower's representations and warranties given by the Borrower pursuant to this Agreement shall be accurate in all material respects as of the Closing Date, as if made on the
               Closing Date;

          3.4.3. no Material Adverse Effect shall have occurred;

          3.4.4. there shall be no impediment, restriction, limitation or prohibition, including impediments, restrictions, limitations or prohibitions imposed under law or by any Governmental Body, as to the proposed financing under this Agreement or as to the issuance of the Share Warrants to TIC;

          3.4.5. the Facility Agreement, including Amendment No. 1, dated
               September 10, 2007, to the Restated Facility Agreement, dated
               August 24, 2006, shall be effective and in full force and effect, in the form of SCHEDULE 3.4.5 attached hereto, simultaneously with the closing of this Agreement;

          3.4.6. the closing of the Banks' Equipment Facility Agreements shall occur simultaneously with the closing of this Agreement and copies of the executed definitive documentation between the
               Borrower and the Banks, with respect to, in the aggregate, US
               $30,000,000 (thirty million United States Dollars) of Equipment
               Loans (as such term is defined in the Banks' Equipment Facility
               Agreements) and/or Equipment L/Cs (as such term is defined in the
               Banks' Equipment Facility Agreements) are delivered to TIC; and

          3.4.7. an officer's certificate signed by the CEO and CFO of the
               Borrower on behalf of the Borrower indicating that all of the provisions of this clause 3.4 have been complied with in their entirety.

          In the event that the conditions precedent are not fulfilled by
          December 31, 2007 then this Agreement shall no longer be of any force or effect and neither party shall have any claim against the other party arising out of or in connection with this Agreement. TIC undertakes that promptly following the fulfilment to the satisfaction of TIC of all the conditions precedent referred to in clause 3.3 above, TIC shall confirm to the Borrower in writing that the conditions precedent have been fulfilled and TIC is prepared to close, subject to the fulfilment of the conditions set forth in clause 3.4.

                                     - 8 -

4.   AVAILABILITY OF EQUIPMENT FACILITY CREDITS

     4.1. AVAILABILITY

          Notwithstanding anything to the contrary in this Agreement:

          4.1.1. TIC shall not be obliged to make any Equipment Facility Credit available to the extent that doing so would cause the aggregate amount of Equipment Facility Credits extended by TIC to exceed the Commitment; and

          4.1.2. Equipment Facility Credits shall be made during the
               Availability Period only and then only if all the following conditions for each Equipment Facility Credit specified hereunder in this clause 4 are fulfilled:

               4.1.2.1. the Banks, simultaneously therewith, providing, in accordance with the Banks' Equipment Facility Agreements, an equal amount, in the aggregate, of Equipment Loans (as such term is defined in the Banks' Equipment Facility
                    Agreements), having the same purpose and the same maturity date as the Equipment Facility Credit proposed to be
                    provided by TIC. For the purposes of this clause 4.1.2.1,
                    Equipment L/Cs (as such term is defined in the Banks'
                    Equipment Facility Agreements) shall be considered Equipment
                    Loans (as such term is defined in the Banks' Equipment
                    Facility Agreements) only to the extent such Equipment L/Cs are converted into Equipment Loans (as such term is defined in the Banks' Equipment Facility Agreements) under the
                    Banks' Equipment Facility Agreements following the
                    notification by a beneficiary under an Equipment L/C that
                    the Bank(s) are required to make a payment of funds, unless the Borrower shall (without utilising any Equipment Loans
                    under any Bank Equipment Facility Agreement) have paid the full relevant amount demanded on the Equipment L/C on or
                    prior to the date payment of the Equipment L/C is due. No
                    later than one (1) Business Day after delivering an
                    application for an Equipment L/C to a Bank, the Borrower
                    shall provide a copy thereof to TIC, together with a
                    Drawdown Request for an amount equal to one-half of the
                    maximum aggregate amount that the beneficiary of such
                    Equipment L/C may at any time draw thereunder, as such
                    aggregate amount may be reduced from time to time pursuant to the terms of such Equipment L/C ("THE MAXIMUM DRAWING
                    AMOUNT"), and within two (2) Business Days from the receipt thereof, TIC shall deliver to the Borrower (which may
                    provide a copy thereof to the Banks), written confirmation that to the extent such Equipment L/C is converted into
                    Equipment Loans (as such term is defined in the Banks'
                    Equipment Facility Agreements) under the Banks' Equipment
                    Facility Agreements as aforesaid, TIC shall pay 50% of the amount of such Equipment L/C which payment shall constitute an Equipment Loan as contemplated by this Agreement (or,
                    subject to the terms of this Agreement, TIC shall deliver a written statement setting forth the reasons why TIC is not required to provide such confirmation). For the avoidance of doubt, the confirmations shall not be deemed to be a waiver of any right that TIC may have against Tower under this
                    Agreement;

                                     - 9 -

               4.1.2.2. the proposed date for the making of such Equipment
                    Facility Credit is a Business Day which is or precedes the
                    Termination Date;

               4.1.2.3. the Borrower shall have entered into a purchase contract and/or submitted a purchase order for the Ramp-Up Equipment, whereby upon payment therefor, the Borrower shall own the
                    Ramp-Up Equipment (TIC hereby acknowledges and agrees that it does not and shall not have or be granted hereby or by
                    operation of law any Encumbrance over any or all of the
                    Ramp-Up Equipment and that the Borrower shall not be
                    restricted under this Agreement to permit the imposition of any Encumbrance on any or all of the Ramp-Up Equipment);

               4.1.2.4. no Equipment Facility Default shall have occurred and be continuing and no Equipment Facility Default shall occur as a result of the making of such Equipment Facility Credit;

               4.1.2.5. the amount of the Equipment Facility Credit requested shall not exceed the total Available Commitment as at the
                    Drawdown Date;

                                     - 10 -

               4.1.2.6. the representations and warranties given by the Borrower pursuant to this Agreement shall be true and accurate in all material respects on and as at the proposed date for the
                    making of the Equipment Facility Credit;

               4.1.2.7. none of the Ramp-Up Equipment or any part thereof has been disposed or sold in the absence of TIC's prior consent;
                    and

               4.1.2.8. the Available Commitment as at the Termination Date
                    shall automatically be cancelled.

     4.2. EQUIPMENT LOANS

          Subject to the fulfilment of the conditions precedent, to compliance with the conditions set out in clause 4.1 above and to compliance with the following conditions, TIC shall make an Equipment Loan under the
          Equipment Facility during the Availability Period only if:

          4.2.1. the Borrower shall have delivered to TIC a Drawdown Request for such Equipment Loan executed by the CEO or CFO of the Borrower, specifying a date for making such Equipment Loan, being at least
               7 (seven) Business Days after the date of delivery of such
               Drawdown Request, provided that a Drawdown Request in connection with an Equipment L/C shall not specify a date for making such
               Equipment Loan (it being understood that the Borrower shall not be required to drawdown such Equipment Loan if the Borrower shall have paid the full relevant amount demanded on the Equipment L/C without utilising any Equipment Loans under any Bank Equipment
               Facility Agreement). Any Drawdown Request will upon delivery thereof be irrevocable;

          4.2.2. the minimum amount of each Equipment Loan shall be a minimum amount of US $1,000,000 (one million United States Dollars) and an integral multiple of US $1,000,000 (one million United States
               Dollars) (other than (i) in the case of an Equipment Loan
               provided in connection with an Equipment L/C which shall not be required to be in any minimum amount or in any integral multiple or (ii) in the case of an Equipment Loan which shall be for the balance of the Available Commitment); and

          4.2.3. all Equipment Loans made under this Agreement shall be in US
               Dollars.

                                     - 11 -

5.   REPAYMENT

     5.1. REPAYMENT OF LOANS

          The Borrower shall repay each Equipment Loan in full upon the earlier of: (a) the Final Equipment Facility Maturity Date; and (b) the
          Business Day immediately following the second anniversary of the making of such Equipment Loan, subject to mandatory prepayment in accordance with clause 6 below.

     5.2. PAYMENT OF ALL OTHER SUMS DUE ON THE FINAL MATURITY DATE

          On the Final Equipment Facility Maturity Date, the Borrower
          additionally shall pay to TIC all other sums then outstanding under this Agreement.

     5.3. REPAYMENT IN CURRENCY OF LOAN

          For the removal of doubt, each Equipment Loan, as well as all Interest thereon, shall be repaid in US Dollars.

     5.4. REPAYMENTS (INCLUDING PREPAYMENT) TO TIC'S ACCOUNT

          All repayments as aforesaid and all prepayments (in accordance with clause 6 below) shall be made by transfer to TIC to TIC's Account.

     5.5. NO REBORROWING

          The Borrower shall not be entitled to reborrow any part of an
          Equipment Loan which is repaid.

     5.6. CANCELLATION OF COMMITMENT

          For the removal of doubt, the Commitment of TIC shall be cancelled by any amount repaid or prepaid under this Agreement.

                                     - 12 -

6.   PREPAYMENT

     6.1. VOLUNTARY PREPAYMENT

          The Borrower may make a prepayment to TIC of any Equipment Loan, in each case subject to the Borrower, simultaneously therewith, making a voluntary prepayment with respect to equipment facility credits under the Banks' Equipment Facility Agreements in an aggregate amount equal to the amount of any such voluntary prepayment. A prepayment of any
          Equipment Loan shall be made in the currency of the Equipment Loan.
          The Borrower shall not be entitled to reborrow any amount prepaid on account of any Equipment Loan. The Borrower shall pay to TIC, on the date of prepayment a commission of 0.25% (nought point two five percent) of the amount (principal) prepaid. All prepayments shall be made together with all accrued Interest on the amount prepaid and all other sums due in respect of the amount prepaid.

     6.2. MANDATORY PREPAYMENT

          6.2.1. Upon the occurrence of a Triggering Quarter, the Borrower shall, prior to any prepayments to the Banks under their
               mandatory prepayment option in clause 6.1 of the Facility
               Agreement (such clause attached hereto in SCHEDULE 6.2.1), immediately prepay the principal of the Equipment Loans at a rate of US $7,500,000 (seven million five hundred thousand United
               States Dollars) per Quarter, commencing on the last Business Day of each Quarter following the Triggering Quarter until the
               Equipment Loans under this Agreement are fully repaid.

               For the avoidance of doubt and by way of illustration only, if the Triggering Quarter is the Quarter ended March 31, 2008 and the then outstanding Equipment Facility Credits aggregate US
               $30,000,000 (thirty million United States Dollars), the Borrower shall prepay US $7,500,000 (seven million five hundred thousand
               United States Dollars) of Equipment Loans on the last Business
               Day of each of the Quarters ended in June, September and
               December, 2008 and March, 2009.

          6.2.2. Upon the occurrence of an Accelerated Trigger Quarter, the
               Borrower shall, prior to any prepayments to the Banks under their mandatory prepayment option in clause 6.1 of the Facility
               Agreement (such clause attached hereto in Schedule 6.2.1), immediately prepay the principal of the Equipment Loans to TIC at a rate of US $12,500,000 (twelve million five hundred thousand
               United States Dollars) per Quarter, commencing on the last
               Business Day of each Quarter following the Accelerated Trigger
               Quarter until the Equipment Loans under this Agreement are fully repaid.

                                     - 13 -

               For the avoidance of doubt and by way of illustration only, if the Accelerated Trigger Quarter is the Quarter ended March 31,
               2008 and the then outstanding Equipment Facility Credits
               aggregate US $25,000,000 (twenty-five million United States
               Dollars), the Borrower shall prepay US $12,500,000 (twelve million five hundred thousand United States Dollars) in Equipment
               Loans on the last Business Day of each of the Quarters ended in
               June and September, 2008.

          6.2.3. Should the Borrower wish to make a voluntary prepayment with respect to any equipment facility credits under the Banks'
               Equipment Facility Agreements, to the Banks, the Borrower shall, simultaneously with such voluntary prepayment, pay an amount equal to the aggregate amount of any such voluntary prepayment to
               TIC.

     6.3. The provisions of clauses 8.2 ("NO REBORROWING OF MANDATORY
          PREPAYMENT"), 8.4 ("MANDATORY PREPAYMENT TOGETHER WITH INTEREST AND
          OTHER SUMS OWED"), 8.5 ("CURRENCY FOR MANDATORY PREPAYMENT") and 8.6
          ("SCHEDULE FOR MANDATORY PREPAYMENT") of the Facility Agreement with necessary changes, attached hereto in SCHEDULE 6.3, are hereby incorporated by reference.

6A.  SUBORDINATION

     Notwithstanding anything to the contrary in this Agreement, TIC agrees, as an obligation in favour of, and enforceable by, the Banks, as follows:

     6A.1. the Indebtedness of the Borrower in respect of this Agreement is subordinated to the rights of the Banks under the Facility Agreement and under all other Finance Documents (as defined in the Facility
          Agreement) in all respects, including with respect to payments of principal and Interest and all other amounts payable to the Banks under the Facility Agreement and under all other Finance Documents and shall not be secured by any collateral whatsoever and, save in accordance with the provisions of clauses 5 and 6 above and clause 7 and clause 8 below, no amount, whether in respect of principal,
          Interest or any other amount, shall be payable by the Borrower on account of such Indebtedness, prior to the date on which: (a) all amounts payable by the Borrower under the Finance Documents shall have been paid in full; and (b) no Bank shall be under any obligation under any Finance Document to provide any Financial Indebtedness to the
          Borrower;

     6A.2. this Agreement shall not be amended in any way which may be adverse in any manner to any interest or right of any Bank under any Finance
          Documents, without the prior written consent of the Banks;

                                     - 14 -

     6A.3. in the event of any Equipment Facility Event of Default, no amount of whatsoever nature shall be payable by the Borrower in respect of the
          Equipment Facility Credits (whether in respect of principal, Interest or any other amount), until all amounts owing by the Borrower under the Finance Documents shall have been paid in full;

     6A.4. any variation of the terms of the Finance Documents(save for variations that purport to increase TIC's obligations to provide
          Equipment Facility Credits to the Borrower or that purport to derogate from the obligations of the Banks to provide Equipment Facility
          Credits to the Borrower under the Banks' Equipment Facility
          Agreements) shall not require the consent of TIC, nor shall it constitute an Equipment Facility Default;

     6A.5. no payment of principal or Interest shall be made in respect of the
          Equipment Facility Credits under this Agreement, unless, as at the date of any such payment no Default exists and is continuing under any of the Finance Documents; and

     6A.6. notwithstanding the foregoing provisions of this clause 6A, the provisions of clause 1.1.118 of the Facility Agreement applicable to
          "Equity Convertible Debentures" shall be applicable to the
          Indebtedness under this Agreement, MUTATIS MUTANDIS.

     6A.7 The subordination pursuant to this clause 6A shall apply only with respect to (i) the existing Loans under and as defined in the Facility
          Agreement and all other amounts (including Interest, fees, commissions, costs and expenses) owed from time to time under the
          Finance Documents (but, for the avoidance of doubt, excluding new loans, if any, which may increase the principal amount of the Loans outstanding as of the date hereof), (ii) the Equipment Facility
          Credits under the Banks' Equipment Facility Agreements (in the aggregate principal amount not to exceed $30 million US dollars) and all other amounts (including Interest, fees, commissions, costs and expenses) owed from time to time in connection therewith, and (iii)
          standby or documentary letters of credit or bank guarantees, which shall not in the aggregate exceed $10 million, issued and/or to be issued from time to time by any Bank and all other amounts (including
          Interest, fees, commissions, costs and expenses) owed from time to time in connection therewith.

                                     - 15 -

7.   INTEREST

     7.1. INTEREST RATE

          The rate of Interest applicable to the Equipment Loans in respect of each Interest Period (provided that the first Interest Period in respect of any Equipment Loan made other than on the first day of a
          Quarter, shall commence on the date of the making of such Equipment
          Loan and end on the last Business Day of the Quarter in which such
          Equipment Loan is made) shall be the sum of: (a) the rate per annum determined to be LIBOR in accordance with clause 1.1.94 of the
          Facility Agreement on the Interest Determination Date for such
          Interest Period; and (b) 3% (three percent) per annum.

     7.2. ACCRUAL OF INTEREST

          Interest as aforesaid in clause 7.1 above in respect of the Equipment
          Loans shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 (three hundred and sixty) day year.

     7.3. PAYMENT OF INTEREST

          All Interest accrued as aforesaid in clause 7.2 above on the Equipment
          Loans shall be paid on each Interest Payment Date and on the Final
          Equipment Facility Maturity Date. The Borrower shall pay to TIC all
          Interest payable as aforesaid into TIC's Account.

     7.4. SUBSTITUTE INTEREST RATES

          The provisions of clause 10 ("SUBSTITUTE INTEREST RATES") of the
          Facility Agreement with necessary changes, attached hereto in SCHEDULE
          7.4, are hereby incorporated by reference.

8.   COMMISSIONS, FEES AND EXPENSES

     The Borrower shall, in respect of the Availability Period, pay to TIC a
     Commitment commission at the rate per annum of 0.25% (nought point two five percent) on the Available Loan Commitment from time to time as from the date of signature of this Agreement until the last day of the Availability
     Period. Such fee shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 (three hundred and sixty) day year and shall be paid in arrears on each Interest Payment Date during the Availability Period and on the Termination Date. "AVAILABLE LOAN
     COMMITMENT" means, at any time, the Commitment at such time, less all
     Equipment Loans outstanding at such time.

                                     - 16 -

9.   TAXES

     9.1  TAXES

          All payments to be made by the Borrower to TIC shall be made free and clear of and without deduction for or on account of Tax, unless the
          Borrower is required by law to make such payment subject to the deduction or withholding of Tax, in which case (save where such deduction or withholding is in respect of Tax on Overall Net Income of
          TIC and the Borrower shall have delivered to TIC a receipt as referred to in clause 9.3 below, simultaneously with the making of the payment from which such Tax deduction has been made) the sum payable by the
          Borrower in respect of which such deduction or withholding is required to be made shall be increased, to the extent necessary, to ensure that after the making of the required deduction or withholding, TIC receives and retains (free from any liability in respect of any such deduction or withholding), a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made, provided that the aforesaid shall not apply with respect to any Taxes (including, for the removal of doubt, Tax on Overall Net Income) of TIC in connection with the issuance of any shares, warrants or capital notes of the Borrower or the exercise or conversion thereof.

     9.2  NOTIFICATION OF TAXES

          If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder, the Borrower shall, as soon as reasonably practicable, notify TIC.

     9.3  PAYMENT AND SUBMISSION OF RECEIPT

          If the Borrower makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to TIC, as soon as reasonably practicable after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of such payment.

                                     - 17 -

     9.4  TAX SAVING

          9.4.1 In the event that following the imposition of any Tax on any payment by the Borrower in consequence of which the Borrower is required, under clause 9.1, to pay any additional amount in respect thereof, TIC shall, in its sole opinion and based on its own interpretation of any relevant laws or regulations (but acting in good faith), receive or be granted a repayment of Tax, or a credit against, or remission for, or deduction from, or in respect of, any Tax payable by it (any of the aforegoing, to the extent so reasonably identifiable and quantifiable, being
               referred to as "A SAVING"), TIC shall, to the extent that it can do so without prejudice to the retention of the relevant saving and subject to the Borrower's obligation to repay the amount to
               TIC, if the relevant saving is subsequently disallowed or
               cancelled (which repayment shall be made promptly on receipt of notice by the Borrower from such person of such disallowance or cancellation), reimburse the Borrower promptly after receipt of such saving by TIC with such amount equal to the lower of: (i)
               the additional amount paid by the Borrower in respect of such Tax under clause 9.1 as aforesaid; and (ii) such amount as TIC shall, in its sole opinion but in good faith, have concluded to be the finally determined amount or value of the relevant saving.

          9.4.2 Nothing contained in this Agreement shall interfere with the right of TIC to arrange its Tax and other affairs in whatever manner it thinks fit and, in particular, TIC shall be under no obligation to claim relief from Tax on its corporate profits, or from any similar Tax liability, in respect of the Tax, or to claim relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its Tax affairs. TIC shall not be required to disclose any confidential information relating to the organisation of its affairs.

          9.4.3. TIC will notify the Borrower promptly of the receipt by it of any saving and of its opinion as to the amount or value of that saving.

     9.5  VAT

          The Borrower shall add to any payment to be made by the Borrower to
          TIC under this Agreement all VAT, if applicable. For the avoidance of doubt, VAT will be added and paid by the Borrower to TIC pursuant to payments of interest, fees, warrants and exchange rate differences, if applicable.

10.  REPRESENTATIONS AND WARRANTIES

     10.1. ORGANIZATION

          The Borrower is duly organized and validly existing under the laws of the State of Israel and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and to perform all its obligations under this Agreement.

                                     - 18 -

     10.2. MEMORANDUM AND ARTICLES OF ASSOCIATION

          The Borrower has made available for inspection by TIC complete and correct copies of the Memorandum of Association and Articles of
          Association of the Borrower, as amended to the date furnished. Such
          Memorandum and Articles of Association are in effect as of the date hereof and as will be in effect at the Closing Date.

     10.3. AUTHORIZATION; APPROVALS

          Prior to the Closing Date, all corporate action on the part of the
          Borrower necessary for the execution, delivery and performance of this
          Agreement shall have been taken. Except for the approval of the
          Investment Centre and the Banks, no consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority or any third party is required in connection with the execution, delivery and performance of this Agreement. This Agreement when executed and delivered by or on behalf of the Borrower, shall constitute the valid and legally binding obligations of the Borrower, legally enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to creditor's rights generally and general principles of equity.

     10.4. NO CONFLICTS

          Neither the execution and delivery of this Agreement by the Borrower, nor the compliance with the terms and provisions of this Agreement on the part of the Borrower, will: (i) violate any statute or regulation of any governmental authority, domestic or foreign, affecting the
          Borrower; (ii) require the issuance of any authorization, license, consent or approval of any governmental agency, or any other person other than the Investment Centre and the Banks; or (iii) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, loan agreement or other material agreement or instrument to which the Borrower is a party, or by which the Borrower is bound, or constitute a default thereunder, the effect of which might have a Material Adverse Effect on the
          Borrower.

                                     - 19 -

     10.5. NO LITIGATION

          There are no actions, suits, proceedings, or injunctive orders, pending or threatened against or affecting the Borrower relating to the subject matter of this Agreement.

     10.6. BANKS' EQUIPMENT LOANS

          The Equipment Loans under this Agreement have substantially the same economic terms and conditions, including but not limited to any fees or other compensation, as the equipment loans under the Banks'
          Equipment Facility Agreements, except that the Equipment Loans are unsecured, subordinated to the obligations of the Borrower to the
          Banks under the Finance Documents in accordance with clause 6A above and, under the Banks' Equipment Facility Agreements, the Banks may
          issue Equipment L/Cs.

11.  DEFAULT

     11.1. EVENTS OF DEFAULT

          Each of the events set out in clause 11.2 to clause 11.7 is an event of default ("AN EQUIPMENT FACILITY EVENT OF DEFAULT") (whether or not caused by any reason outside the control of the Borrower or of any other person). Promptly after the occurrence of an Equipment Facility
          Event of Default, the Borrower will notify TIC that such an Equipment
          Facility Event of Default has occurred.

     11.2. NON-PAYMENT

          The Borrower does not pay any amount payable by it under this
          Agreement at the place and in the funds expressed to be payable, within the earlier of: (a) 7 (seven) Business Days; or (b) 10 (ten)
          days, of the due date for payment.

     11.3. BREACH OF OBLIGATIONS

          There is any breach of any undertaking by the Borrower in this
          Agreement and, if such default is capable of remedy within such period, within 7 (seven) days after receipt by the Borrower of written notice from TIC requiring the breach to be remedied, the Borrower shall have failed to cure such default.

                                     - 20 -

     11.4. MISREPRESENTATION/BREACH OF WARRANTIES

          Any representation or warranty made or repeated by or on behalf of the
          Borrower in this Agreement (including through incorporation by reference into this Agreement), or in any certificate or statement delivered by or on behalf of the Borrower or under this Agreement is incorrect or misleading in any material respect when made or deemed to be made or repeated.

     11.5. INVALIDITY

          This Agreement shall cease to be in full force and effect in any respect or shall cease to constitute the legal, valid, binding and enforceable obligation of the Borrower.

     11.6. DEFAULT UNDER THE FACILITY AGREEMENT

          A Default or Event of Default (as distinguished from a Equipment
          Facility Event of Default) under the Facility Agreement, as amended, has occurred and is continuing.

     11.7. CROSS ACCELERATION

          Any amount in respect of Financial Indebtedness of the Borrower which aggregates US $20,000,000 (twenty million United States Dollars) or its equivalent, or more at any one time outstanding: (a) becomes prematurely due and payable; (b) becomes due for redemption before its normal maturity date; or (c) is placed on demand, in each such case by reason of the occurrence of an event of default (howsoever characterised) or any event having the same effect resulting from a default by the Borrower.

     11.8. EXECUTION OR OTHER PROCESS

          Any execution, attachment, sequestration or other process arising out of any claim by any third party against the Borrower, save where: (a)
          the Borrower is in good faith on reasonable grounds, contesting the execution, attachment, sequestration or other process by appropriate
          Proceedings diligently pursued; (b) TIC is satisfied that the ability of the Borrower to comply with its respective obligations under this
          Agreement will not be adversely affected whilst such distress, execution, attachment, diligence or other process is being so contested; and (c) such process as aforesaid is cancelled or withdrawn not later than 45 (forty-five) days after the institution thereof.

                                     - 21 -

     11.9. ACCELERATION

          Upon the occurrence of an Equipment Facility Event of Default and at any time thereafter while the same is continuing, TIC may, by notice to the Borrower:

          11.9.1. declare that an Equipment Facility Event of Default has occurred; and/or

          11.9.2. declare that the Equipment Loans together with all Interest accrued on all Equipment Loans and all other amounts (including amounts due under clause 13, to the extent applicable) payable by the Borrower under this Agreement from time to time, shall thenceforth be repayable on demand being made by TIC (and in the event of any such demand, the Equipment Loans, such Interest and such other amounts shall be immediately due and payable); and/or

          11.9.3. declare the Equipment Loans immediately due and payable, whereupon they shall, subject to clause 6A above, become
               immediately due and payable, together with all Interest accrued on the Equipment Loans and all other amounts payable by the
               Borrower (including, amounts due under clause 13, to the extent applicable).

     11.10. EQUIPMENT LOANS DUE ON DEMAND

          Subject to clause 6A above, If, pursuant to clause 11.9.2 above TIC declares the Equipment Loans to be due and payable on demand, then and at any time thereafter, so long as any Equipment Facility Event of
          Default is continuing or has not been waived, TIC may by written notice to the Borrower require repayment of the Equipment Loans on such date as TIC may specify in such notice (whereupon the same shall become due and payable on such date together with accrued Interest thereon and any other sums then owed by the Borrower hereunder) or withdraw such declaration with effect from such date as they may specify in such notice.

     11.11. COLLECTION

          Subject to clause 6A above, in the event of acceleration of the
          Equipment Loans pursuant to clause 11.9.3 above or of a written notice under clause 11.10 above, then, without derogating from any other remedies or relief available to TIC under law or under this Agreement,
          TIC shall be entitled to take all steps as it deems fit in order to collect all sums owed by the Borrower to TIC under or in connection with this Agreement (including all sums referred to in clause 11.9 above), all at the expense of the Borrower and to utilise the sums received to repay in part or in full all amounts owed by the Borrower hereunder.

                                     - 22 -

     11.12. INDEMNITY

          Subject to clause 6A above, the Borrower shall indemnify TIC against any losses, charges or expenses which TIC may sustain or incur as a consequence of:

          11.12.1. the occurrence of any Equipment Facility Event of Default or
               Equipment Facility Default; or

          11.12.2. the operation of clauses 11.9, 11.10 or 11.11,

               including, any losses, charges or expenses on account of funds acquired, contracted for or utilised to fund any amount payable under this Agreement or any amount repaid or prepaid. A
               certificate of TIC as to the amount of any such loss or expense shall be PRIMA FACIE evidence in the absence of manifest error.

     11.13. TERMINATION OF COMMITMENT

          In the event of the operation of clause 11.9 above, TIC shall be entitled to terminate its Commitments. For the removal of doubt, such termination shall not derogate from any obligations of the Borrower to
          TIC under this Agreement.

12.  DEFAULT INTEREST

     12.1. DEFAULT RATE PERIODS

          If any sum due and payable by the Borrower hereunder is not paid on the due date therefor in accordance with the provisions of this
          Agreement ("UNPAID SUM"), the period beginning on such due date and ending on the date upon which the obligation of the Borrower to pay the Unpaid Sum is discharged, shall be divided into successive periods, each of which (other than the first) shall start on the last day of such preceding period and the duration of each of which shall
          (except as otherwise provided in this clause 12) be selected by TIC
          (such periods selected as aforesaid "INTEREST PERIODS").

                                     - 23 -

     12.2. DEFAULT INTEREST

          During each such Interest Period as is mentioned in clause 12.1 above, an Unpaid Sum shall bear Interest at the rate per annum which is the sum from time to time of: (a) 3% (three percent); and (b) the Interest rate in respect of such Interest Period as would have been determined in accordance with clause 7.1 above (provided that, if, for any such
          Interest Period LIBOR cannot be determined, the rate of Interest applicable to such Unpaid Sum shall be the rate per annum which is the sum of: (i) 3% (three percent); and (ii) 3% (three percent) plus a rate as certified by TIC in accordance with clause 7.4 above.

     12.3. PAYMENT OF DEFAULT INTEREST

          Any Interest which shall have accrued under clause 12.2 above in respect of an Unpaid Sum shall be due and payable and shall be paid by the Borrower at the end of each Interest Period by reference to which it is calculated or on such other dates as TIC may specify by written notice to the Borrower.

     12.4. LIMIT ON DEFAULT INTEREST

          Notwithstanding anything to the contrary in this clause 12, the effective rate of Interest (having regard to the periods determined above) payable on Unpaid Sums shall at no time exceed the lower rate of Interest applicable at the same time under the Banks' Equipment
          Facility Agreements. For the avoidance of doubt, VAT, Tax withholding or other Tax required to be paid shall not be taken into account for the purposes of comparing Interest rates.

13.  FAILURE TO DRAW AN EQUIPMENT LOAN

     In the event that the Borrower shall make any Drawdown Request, but shall not be entitled to receive (and shall have not received) the relevant
     Equipment Loan by reason of not having fulfilled all of the conditions therefor listed in clauses 4.1 or 4.2 above, then, without derogating from any other right of TIC hereunder and under any applicable law, the Borrower shall indemnify and compensate TIC for any and all of TIC's costs and expenses in financing the amount requested by the Borrower, the liquidation of any such funds and including loss of profit of TIC by reason of any such event.

                                     - 24 -

14.  PAYMENTS

     14.1. PAYMENTS BY BORROWER

          All payments to be made by the Borrower to TIC shall be made in same day funds to TIC's Account. All payments required to be made by the
          Borrower under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of, any set-off or counterclaim.

     14.2. PAYMENTS BY TIC TO BORROWER

          All payments to be made by TIC to the Borrower in respect of Equipment
          Loans shall be made by transfer of such payment to the Borrower's
          Account.

15.  MISCELLANEOUS

     The provisions of clause 26 ("REMEDIES AND WAIVERS"), clause 27 ("NOTICES")
     (other than clauses 27.2.2 and 27.2.3, which shall be replaced with:
     "27.2.2. to TIC at:

     Israel Coropration Ltd.
     Milennium Tower
     23 Aranha St.
     Tel-Aviv, Israel 61070
     ATTENTION: CHIEF FINANCIAL OFFICER
     FACSIMILE: 972-3-684-457

     WITH A COPY TO:
     Gornitzky & Co.
     45 Rothschild Blvd.
     Tel Aviv, Israel 65784
     ATTENTION: ZVI EPHRAT, ADV.
     FACSIMILE: (03) 560 6555,

     clause 28 ("AMENDMENTS"), clause 29 ("COUNTERPARTS"), clause 30 ("GOVERNING
     LAW AND JURISDICTION"), clause 31 ("ENTIRE AGREEMENT") and clause 33
     ("BANKS REPRESENTATION") of the Facility Agreement with necessary changes, attached hereto in SCHEDULE 15, are hereby incorporated by reference. This
     Agreement may not be assigned by any party without the prior written consent of the other party hereto.

                                     - 25 -

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS EQUIPMENT FACILITY AGREEMENT ON
THE DATE FIRST MENTIONED ABOVE.

for:   TOWER SEMICONDUCTOR LTD.

By:
       _____________________________

Title:
       _____________________________

for:   ISRAEL CORPORATION LTD.

By:
       _____________________________

Title:
       _____________________________

                                     - 26 -